Free Writing Prospectus to Preliminary Pricing Supplement No. 6,300

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 3, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPXFP Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Futures Excess Return Index (SPXFP)
Participation rate:	150% to 155%
Pricing date:	February 28, 2025
Determination date:	February 28, 2030
Maturity date:	March 5, 2030
CUSIP:	61778CAL9
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225005951/ms6300_424b2-03049.htm

Hypothetical Payout at Maturity1

Change in Underlying	Return on Notes
+60%	90.00%*
+50%	75.00%*
+40%	60.00%*
+30%	45.00%*
+20%	30.00%*
+10%	15.00%*
0%	0.00%
-10%	0.00%
-20%	0.00%
-30%	0.00%
-40%	0.00%
-50%	0.00%
-60%	0.00%
*Assumes a participation rate of 150%

1All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the notes is approximately $962.70 per note, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●Investing in the notes is not equivalent to investing in the underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Index

●Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the notes.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes.

●Legal and regulatory changes could adversely affect the return on and value of your notes.

●Adjustments to the underlying index could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.